Exhibit 99.(a)(11)
Recommended Cash Offer
by
AstraZeneca UK Limited
for
Cambridge Antibody Technology Group plc
AstraZeneca UK Limited (“AstraZeneca”) announces that, by means of the formal offer document dated and posted on 23 May 2006 (the “Offer Document”), AstraZeneca has made a recommended cash offer (the “Offer”) to acquire the entire issued and to be issued share capital of Cambridge Antibody Technology Group plc (“CAT”) not already owned by AstraZeneca. Terms defined in the Offer Document have the same meaning in this advertisement.
Subject to the Offer becoming or being declared unconditional in all respects, CAT Shareholders who validly accept the Offer will receive 1,320 pence in cash for each CAT Share and holders of CAT ADSs who validly accept the Offer will receive 1,320 pence in cash for each CAT ADS. The Offer also includes a Loan Note Alternative pursuant to which CAT Shareholders (other than any CAT Shareholders in a Loan Note Restricted Jurisdiction, which includes the United States) who validly accept the Offer will be able to elect to receive Loan Notes issued by AstraZeneca on the basis of £1 nominal value of Loan Notes for each £1 of cash consideration.
This advertisement does not constitute, and must not be construed as, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase or subscribe for any securities, pursuant to the Offer or otherwise. The Offer is being made solely by the Offer Document and, in the case of CAT Shareholders holding CAT Shares in certificated form, the Form of Acceptance accompanying the Offer Document, which contain the full terms and conditions of the Offer and the Loan Note Alternative (including details of how the Offer may be accepted). CAT Shareholders should read the Offer Document and, in the case of CAT Shareholders holding CAT Shares in certificated form, the Form of Acceptance as they contain important information. CAT Shareholders who accept the Offer may rely only on the Offer Document and, in the case of CAT Shareholders holding CAT Shares in certificated form, the Form of Acceptance for all the terms and conditions of the Offer.
The Offer is, by means of this advertisement, notified to all persons to whom the Offer Document may not be, or has not been, despatched who hold, or who are entitled to have unconditionally allotted or issued to them, CAT Shares. Such persons are informed that copies of the Offer Document and the Form of Acceptance are available for collection (during normal business hours) from Lloyds TSB Registrars at The Causeway, Worthing, West Sussex, BN99 6DA.
The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 21 June 2006 in accordance with the terms and conditions set out or referred to in the Offer Document. Any extensions of the Offer will be publicly announced by 8.00 a.m. (London time) in the United Kingdom and 8.00 a.m. (New York City time) in the United States on the business day following the day on which the Offer was due to expire.
The Offer is not capable of acceptance from or within any jurisdiction where to do so would violate the laws in that jurisdiction. Accordingly persons reading this advertisement or receiving the Offer Document, the Form of Acceptance and any accompanying document (including, without limitation, custodians, nominees and trustees) who have a contractual or legal obligation or who may otherwise intend to forward this advertisement, the Offer Document, the Form of Acceptance and any accompanying document must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to CAT Shareholders who are not resident in the United Kingdom or the United States, or who are citizens, residents or nationals of jurisdictions outside the United Kingdom or the United States or who are nominees of, or custodians or trustees for, citizens, residents or nationals of other jurisdictions, may be prohibited or affected by the laws of the relevant jurisdictions in which they are citizens or of which they are residents or nationals. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.
The Loan Notes have not been, nor will they be, registered under the Securities Act or under the securities laws of any state or other jurisdiction of the United States; the relevant clearances have not been, and will not be, obtained from the securities commission of any province, territory or jurisdiction of Canada; and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada; nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission; nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States or any other Loan Note Restricted Jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of any other Loan Note Restricted Jurisdiction.
Goldman Sachs International, which is authorised and regulated by the Financial Services Authority, is acting exclusively for AstraZeneca and no one else in connection with the Offer and will not be responsible to anyone other than AstraZeneca for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Offer or any other matters referred to in this advertisement. Goldman, Sachs & Co. is acting as the dealer manager for the Offer in the United States.
Morgan Stanley is acting exclusively for CAT in connection with the Offer and no one else and will not be responsible to anyone other than CAT for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Offer or any other matters referred to in this advertisement.
The AstraZeneca Directors and AstraZeneca PLC Directors accept responsibility for the information contained in this advertisement. To the best of the knowledge and belief of the AstraZeneca Directors and AstraZeneca PLC Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this advertisement is in accordance with the facts and does not omit anything likely to affect the import of such information.
25 May 2006